                                                                     EXHIBIT 8.3
                                                                     -----------


Board of Directors                                    Adopted:  October 22, 1992
Security Pacific Equipment                        Last Amended:  August 14, 1995
  Leasing, Inc.


                 GENERAL OPERATING RESOLUTION (Excerpts from)
                 --------------------------------------------



          5. This board authorizes any officer of this corporation, or any attorney in the Legal Department of Bank of America NT&SA with the title of counsel or a title senior thereto to sign registrations, reports, certificates, applications and other writings on behalf of this corporation for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as the officer or attorney deems appropriate.



4143461.01